EXHIBIT 5.1



                           April 28, 1995



Carolina First Corporation
102 South Main Street
Greenville, South Carolina  29601

     RE:  Registration Statement on Form S-3 with respect to
          Subordinated Notes Due 2005 of Carolina First
          Corporation

Gentlemen/Ladies:

     The opinions set forth herein are rendered with respect to
(i) the Subordinated Notes Due 2005 (the "Notes") of Carolina First Corporation, a South Carolina corporation (the "Company"), which may be issued by the Company in connection with a public offering (the "Offering") registered with the Securities and Exchange Commission (the "Commission") by the Company's Registration Statement on Form S-3, as amended, (the "Registration Statement") filed on or about the date hereof, pursuant to the Securities Act of 1933, as amended.

     We have examined the Company's Articles of Incorporation, as amended, and the Company's Bylaws, as amended, and reviewed the records of the Company's corporate proceedings. We have made such investigation of law as we have deemed necessary in order to enable us to render this opinion. With respect to matters of fact, we have relied upon information provided to us by the Company and have made no further investigation. With respect to all examined documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified, conformed or photostatic copies and the accuracy and completeness of the information contained therein.

     Based on and subject to the foregoing and subject to the comments, limitations and qualifications set forth below, we opine as follows:




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     The Notes to be sold pursuant to the Registration Statement will, when sold, be legally and validly issued and fully paid and non-assessable and will be binding obligations of the Company.

     This opinion is subject to the condition that, prior to the filing of the final prospectus in connection with the Offering, the Company's Board of Directors will be required to make a further authorization of the issuance by the Company of the shares to be issued by it in connection with the Offering.

     The foregoing opinion is limited to matters governed by the laws of the State of South Carolina in force on the date of this letter. We express no opinion with regard to any matter which may be (or purports to be) governed by the laws of any other state or jurisdiction. In addition, we express no opinion with respect to any matter arising under or governed by the South Carolina Uniform Securities Act, as amended, or any law respecting disclosure.

      This opinion is rendered as of the date of this letter and applies only to the matters specifically covered by this opinion, and we disclaim any continuing responsibility for matters occurring after the date of this letter.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                          Yours truly,

                          Wyche, Burgess, Freeman & Parham, P.A.


                      By: /s/ William P. Crawford, Jr.

                          William P. Crawford, Jr.



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